Exhibit 99.2

Zimmer Energy Transition Acquisition Corp. Announces Closing of $345 Million Initial Public Offering Including Full Exercise of Underwriters’ Over-Allotment Option

NEW YORK – (BUSINESS WIRE)—Zimmer Energy Transition Acquisition Corp. (Nasdaq:ZTAQU) (the “Company”), a blank check company led by Stuart J. Zimmer, today announced the closing of its initial public offering of 34,500,000 units at a price of $10.00 per unit, which includes the full exercise of the underwriters’ option to purchase an additional 4,500,000 units from the Company. Gross proceeds from the offering to the Company were $345,000,000. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable.

Zimmer Energy Transition Acquisition Corp. was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to capitalize on the Zimmer Partners LP platform to identify, acquire and operate a business in industries that may provide opportunities for attractive risk-adjusted returns in the energy value chain in North America, with a focus on energy transition and sustainability.

Citigroup and Barclays acted as joint book-running managers for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146, or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-888-603-5847, or by email at barclaysprospectus@broadridge.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 15, 2021. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement for the Company’s offering filed with the SEC and the preliminary prospectus included therein. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

For Investors:

Jon Wallace

ir@zimmerenergy.com

For Media:

Finsbury Glover Hering

David Helfenbein

media@zimmerenergy.com